Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 26, 2020, with respect to the financial statements and supplemental information included in the Annual Report of the Packaging Corporation of America Thrift Plan for Hourly Employees on Form 11-K for the year ended December 31, 2019. We consent to the incorporation by reference of said report in the Registration Statement of Packaging Corporation of America in Form S-8 (File No. 333-179620, File No. 333-202723, and File No. 333-238155).

/s/ Grant Thornton LLP

Chicago, Illinois

June 26, 2020